UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2016

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2016, ABL Manoa Marketplace LF LLC, A&B Manoa LLC, ABL Manoa Marketplace LH LLC, and ABP Manoa Marketplace LH LLH (collectively, the "Borrowers"), wholly owned subsidiaries of Alexander & Baldwin, Inc. (the "Company"), entered into a $60 million mortgage loan agreement (the "Loan") with First Hawaiian Bank ("FHB"). The Loan bears interest at LIBOR plus 1.35 percent and matures on August 1, 2029. The Loan requires interest-only payments for the first 36 months and principal and interest payments for the remaining 120 month term using a 25-year mortgage style amortization period. A final principal payment of $41.7 million is due on August 1, 2029. In connection with the Loan, the Company previously entered into an interest rate swap with a notional amount of $60 million to fix the floating interest rate of the Loan at an effective rate of 3.135 percent. The Loan is secured by Manoa Marketplace, a retail property located in Honolulu.

The principal payments under the Loan are as follows:

Principal Payments
2019	$0.5
2020	1.6
2021	1.7
2022	1.7
2023	1.8
2024	1.8
2025	1.9
2026	2.0
2027	2.0
2028	2.1
2029	42.9
Total	$60.0

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ Paul K. Ito
Paul K. Ito
Senior Vice President, Chief Financial Officer,
and Treasurer

Dated:    August 3, 2016